Exhibit 10.3

August 10, 2005

Mr. Donald C. Devine
777 S. Flagler Drive
Suite 1100 W
West Palm Beach, Florida 33401

Re: Separation Agreement

Dear Don:

This letter will confirm the terms of your separation from employment with Jacuzzi Brands, Inc. (hereinafter also referred to as “the Company”).

1. Notice of Termination

We have agreed that your employment with the Company will be terminated. As more fully explained in Section 13 of this letter, you will have up to 21 days from the initial receipt of this letter for you to consider signing this Agreement and 7 days after signing to revoke it. Accordingly, we have agreed that the effective date of your separation from the Company’s employment will be the 8th day after you sign this letter (the “Termination Date”).

2. Consideration

In accordance with the provisions of the Employment Agreement between you and Jacuzzi Brands, Inc., made on December 8, 2004 (hereafter, the “2004 Employment Agreement”), and in consideration for your signing this General Release within 21 days from the date of this Agreement, and in consideration of your compliance with the additional promises made herein, the Company agrees as follows:

(a) Severance Pay

The Company will provide you with the following:

(i) A lump sum payment of $2,273,000, minus applicable taxes (including any taxes with respect to the vesting of restricted stock and exercise of stock options), to be paid on the Termination Date;

(ii) Any compensation earned but not yet paid;

(iii) Pay for accrued vacation in the amount of $23,308;

(iv) Pay for unreimbursed travel, entertainment and other business expenses incurred in the performance of your duties;

(v) Full accelerated vesting of all restricted stock, which shall be delivered to you on the Termination Date, and full vesting of all stock options in the Company effective on the Termination Date of which he will have access to the Wachovia cashless exercise program;

(vi) Two years of additional service and compensation credit at your current compensation level ($505,000) under the Jacuzzi Brands, Inc. Master Pension Plan and Jacuzzi Brands Supplemental Executive Retirement Plan (“SERP”), provided that the additional benefits from both plans will be made through and in accordance with the terms of the SERP;

(vii) Cash payments equal to the maximum Company contribution under the Company’s qualified 401(k) plan for a period of two (2) years, said amounts to be paid at the end of each such year;

(viii) Health and dental coverage for you and your dependents for two (2) years under the Company’s health plans which cover the senior executives of the Company or materially similar benefits; and

(ix) Your Long Term Incentive Plan (“LTIP”) account balance, amounting to $98,869.77 as of the Termination Date, which will be paid to you on the Termination Date.

(b) Health and Welfare Benefits and Other Benefit Plans

(i) The health and dental coverage provided to you in Section 2(a)(viii) will be credited towards any eligibility period you and or your dependents may have under COBRA following the termination of your employment. Should the additional health and dental coverage result in a tax liability to you, the Company will also provide you with an additional payment in the amount necessary so that you have no additional cost for receiving such health and dental benefits.

(ii) Your participation under any of the Company’s benefit programs such as life and LTD, will cease at the end of your employment. You may elect to convert certain coverages at your own cost; conversion privileges will be explained to you in a separate mailing.

(c) Your entitlement to benefits or payments under any of the Company’s benefit plans will continue to be governed by the terms of those plans.

3. No Severance Benefits Absent Execution of this Agreement

You understand and agree that under the terms of the 2004 Employment Agreement, which governs the amount of severance due you under the circumstances, you are not entitled to receive the monies and/or benefits specified in Section 2 above, except for your execution of this General Release and the fulfillment of the promises contained herein and in Section 10 of the employment agreement between you and Jacuzzi Brands, made on April 21, 2003 (also referred to herein as the “2003 Employment Agreement”). In addition, you acknowledge that the payments and benefits set forth in this Agreement are all that you are entitled to receive from the Company.

4. General Release of Claims

In consideration of the payments to be made to you by the Company as set forth in Section 2 above and the promises contained in this separation agreement, you knowingly and voluntarily and of your own free will agree to release and forever discharge the Company, its affiliates, subsidiaries, divisions, successors and assigns and the current and former employees, officers, directors and agents thereof (collectively referred to throughout the remainder of this Agreement as “Company”), of and from any and all claims, known and unknown, that you have or may have against the Company as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended (“ERISA”),

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Workers Adjustment and Retraining Notification Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The Sarbanes-Oxley Act of 2002;

•	The Florida Civil Rights Act, as amended;

•	The Florida Whistle Blower statute;

•	Florida Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers Compensation Claim;

•	Florida Wage Discrimination Law;

•	Florida OSHA;

•	Florida Wage Payment Laws;

•	Equal Pay Law for Florida, as amended; Florida AIDS Act;

•	Florida Discrimination on the Basis of Sickle Cell Trait Law;

•	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

•	Any public policy, contract, tort, or common law;

•	Any alleged oral or written contract including the 2004 Employment Agreement, the 2003 Employment Agreement, and the Change in Control Agreement between you and the Company made as of December 8, 2004, (except as to the portions of those Agreements which are specifically referred to herein as being intended to survive the termination of your employment or which are exempted from this Release under Section 5 below).

•	Any claim for costs, fees, or other expenses including attorneys’ fees, except any fees and costs incurred in any action regarding the validity of this waiver and release under the Older Worker’s Benefit Protection Act.

You further affirm that you have been paid and/or have received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which you may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to you, except as provided in this letter. You furthermore affirm that you have no known workplace injuries or occupational diseases and have been provided and/or have not been denied any leave requested under the Family and Medical Leave Act.

5. Exemptions from Release

(a) The General Release of Claims set forth in Section 4 of this Agreement is not intended to and shall not relieve the Company of any obligations it may have under Section 11 (Indemnification) of the 2003 Employment Agreement nor is this General Release of Claims intended to impair your right to indemnification, if any, under the Company’s bylaws.

(b) The General Release of Claims set forth in Section 4 of this Agreement is not intended to and shall not relieve the Company of any obligations that might arise under Section 12 of the 2003 Employment Agreement.

(c) The General Release of Claims set forth in Section 4 of this Agreement is not intended to release claims arising out of the enforcement of this Agreement, claims regarding the validity of the release under the Older Worker’s Benefit Protection Act, or claims arising after the effective date of this Agreement.

(d) The General Release of Claims set forth in Section 4 of this Agreement is not intended as a waiver of the benefits or payments to which you may be entitled under the Company’s benefit or equity plans.

(e) Except as otherwise specifically set forth in this Section 5, the General Release of Claims set forth in Section 4 of this Agreement is intended to bar any and all claims that you now have or may have against the Company.

6. Cooperation

(a) Investigations, Administrative Proceedings Or Litigation

You agree to reasonably cooperate with the Company and its affiliates, and its respective staff and counsel, in connection with any investigation, administrative proceeding or litigation relating to any matter occurring during your employment in which you were involved or of which you have knowledge.

(b) Subpoenas

You agree that, in the event you are subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to your employment with the Company, you will give prompt notice of such request to the General Counsel of Jacuzzi Brands, Inc. and will make no disclosure, unless legally required to do so, until the company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

The Company will reimburse you for reasonable out of pocket expenses incurred by you under this section.

7. Confidential Information, Non solicitation and Non-Competition

You acknowledge that under the terms of the 2003 Employment Agreement, you are bound by the restrictive covenants contained in Section 10 of the 2003 Employment Agreement. More specifically, those covenants restrict you from (among other things) divulging certain confidential Company information, soliciting certain Company employees and competing against the Company. You acknowledge that the Company continues to have an interest in protecting itself and its confidential information from these activities, and that the restrictions contained in Section 10 of the 2003 Employment Agreement continue to be reasonable both in geographic and temporal scope. You further acknowledge that Section 10 of the 2003 Employment Agreement is intended to survive the termination of your employment and remains in effect in accordance with the terms of the 2003 Employment Agreement. Finally, you acknowledge that part of the severance paid to you under Section 2 of this Agreement is in consideration for your agreement to abide by the restrictions set forth in Section 10 of the 2003 Employment Agreement.

8. Resignation from All Offices

Effective upon your signing this Agreement, you will be deemed to have resigned as an officer and director of the Company, any subsidiary and any affiliate and as a fiduciary of any benefit plan of any of the foregoing. In accordance with the terms of the 2003 Employment Agreement, you agree to execute any further documentation requested by the Company to achieve this purpose.

9. Governing Law and Interpretation

This Agreement and General Release shall be governed and conformed in accordance with the laws of the state of Florida without regard to its conflict of laws provisions. In the event that there is a breach of any provision of this Agreement and General Release, you and the Company affirm that either may institute an action to specifically enforce any term or terms of this Agreement and General Release. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect. Provided that, the Company’s obligation to make the payments in Section 2 of this Agreement and General Release are conditioned upon your complying with the provisions of Section 10 of your 2003 Employment Agreement, as written. If you violate or challenge the enforceability of the provisions of Section 10 of your 2003 Employment Agreement, as written, or if they are found to be unenforceable, you will not be entitled to continue to receive further payments, if any, set forth in Section 2 of this Agreement.

10. Return of Company Data and Property

You acknowledge that you have returned all Company property in your possession, including all documents relating to the Company or it affiliates or any of their business or property, except for documents received by you in your capacity as a benefit plan participant and except for copies of any agreements between you and the Company.

11. Assignability

The Company may assign its rights and delegate its obligations under this Agreement to any affiliate, successor, assign or Buyer. The rights and obligations of the Company shall inure to the benefit of and be enforceable by its affiliates, successors, assigns or Buyer. You may not assign any of your rights and obligations under this Agreement.

12. Enforceability

If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

13. Time to Consider Agreement, Consult with Advisors and Revocation Period

(a) You agree that you had sufficient opportunity to thoroughly discuss the implications of this Agreement with independent advisors of your choice prior to signing this Agreement.

(b) You are advised that you should consult with an attorney regarding the waivers and release contained in this Agreement.

(c) You are further advised that you have twenty-one (21) days from the receipt of this Agreement within which to consider this Agreement and return it to the Company. You may use as much or as little of the 21 day period as you feel is necessary. Any changes to this Agreement made after it is initially presented, whether material or non-material, will not restart the twenty-one (21) day period.

(d) In addition, you have a period of seven (7) days following the execution of this Agreement in which you may revoke the Agreement.

(e) Any sums called for in this Agreement will not be paid to you until after the expiration of the revocation period.

(f) In signing this letter, you agree that you have not been induced to execute this letter or the releases herein by any representatives or agreements other than what is expressly set forth in this letter.

14. Amendment

This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

15. Entire Agreement

This Agreement and General Release sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties, except for the provisions of the 2003 Employment Agreement which, as set forth in Section 7 above, are intended to survive the termination of your employment, and except for those provisions of the 2003 Employment Agreement which are specifically exempted from the General Release as set forth in Section 5 of this Agreement. You acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to accept this Agreement and General Release, except for those set forth in this Agreement and General Release.

16. Effective Date of Agreement

This Agreement will become effective on the eighth day after it is executed by you, provided you have not revoked the Agreement within the revocation period.

We would like to extend our sincere hope for success in your future endeavors.

Very truly yours,

HAVING HAD A REASONABLE PERIOD OF TIME TO CONSIDER THIS AGREEMENT AND GENE RELEASE, HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL, RELEASE, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS OF SECTION 2 ABOVE, YOU FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS THAT YOU HAVE OR MIGHT HAVE AGAINST JACUZZI EXCEPT AS OTHERWISE PROVIDED IN SECTION 5 OF THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

FOR: The Company:
/s/ Steven C. Barre	AGREED:
Steven C. Barre Senior Vice President, General Counsel and Secretary	/s/Donald C. Devine Donald C. Devine August 10, 2005